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Exhibit 4.39

This document is important and requires your immediate attention. If you are in any doubt as to how to deal with it, you should consult your investment dealer, stock broker, bank manager trust company manager, accountant, lawyer or other professional advisor. No securities regulatory authority has expressed an opinion about the securities that are subject to this Offer and it is an offence to claim otherwise.

This Offer has not been approved or disapproved by any securities regulatory authority nor has any securities regulatory authority passed upon the fairness or merits of the Offer or upon the adequacy of the information contained in this document. Any representation to the contrary is an offence.

September 20, 2007

NOTICE OF VARIATION AND EXTENSION

by

YAMANA GOLD INC.

of its
OFFER TO PURCHASE
all of the outstanding common shares of
MERIDIAN GOLD INC.
on the revised basis of 2.235 Yamana common shares
and Cdn$6.50 in cash (the "Offer Consideration")
for each common share of Meridian Gold Inc.

Yamana Gold Inc. (the "Offeror" or "Yamana") hereby gives notice that it is amending its offer, originally dated July 19, 2007, as varied and extended by the Notice of Variation and Extension (the "First Variation and Extension") dated August 14, 2007 and the Notice of Extension (the "First Notice of Extension") dated September 12, 2007 (collectively referred to herein as the "Offer") to purchase all of the outstanding common shares of Meridian Gold Inc. ("Meridian"), which includes common shares that may become outstanding after the date of the Offer but before the expiry time of the Offer upon exercise of stock options ("Options") or other securities of Meridian that are convertible into or exchangeable or exercisable for common shares, together with the associated rights (the "SRP Rights") issued under the Shareholder Rights Plan of Meridian (collectively, the "Shares"), in order to : (i) increase the cash component of the Offer Consideration for the Shares by Cdn$2.50 per Share, (ii) amend the Minimum Deposit Condition from a minimum of 66 2/3% to a minimum of 50.1% of the Shares outstanding (calculated on a fully diluted basis) as further described in this Notice of Variation and Extension and (iii) extend the expiry of the Offer to 8:00 p.m. (Toronto time) on October 2, 2007.

THE OFFER HAS BEEN AMENDED TO INCREASE THE CASH COMPONENT OF THE OFFER CONSIDERATION TO Cdn$6.50 PER SHARE. YAMANA HAS ALSO AMENDED THE MINIMUM DEPOSIT CONDITION FROM 66 2/3% TO 50.1% OF THE SHARES OUTSTANDING. THE OFFER HAS NOW BEEN EXTENDED AND IS OPEN FOR ACCEPTANCE UNTIL 8:00 P.M. (TORONTO TIME) ON OCTOBER 2, 2007, UNLESS FURTHER EXTENDED OR WITHDRAWN.

Based on the closing price of the Shares and the Yamana Common Shares on the TSX on June 27, 2007 (the date of the Offeror's announcement after the close of market of its intention to make the Offer), the Offer Consideration now represents a premium of approximately 36%. Yamana's increased Offer Consideration also represents a premium of approximately 37% over the average closing price of the Shares on the TSX for the 20 trading days immediately preceding the Offeror's announcement of its intention to make the Offer (based on the average closing price of the Shares and the Yamana Common Shares on the TSX for the same period).

This Notice of Variation and Extension should be read in conjunction with the Offer and Circular dated July 19, 2007, as amended by the First Variation and Extension and the First Notice of Extension (collectively referred to herein as the "Offer and Circular"). Except as otherwise set forth herein, the terms and conditions previously set forth in the Offer and Circular and the related Letter of Transmittal and Notice of Guaranteed Delivery continue to be applicable in all respects. All references to the "Offer" in the Offer and Circular, the Letter of Transmittal, the Notice of Guaranteed Delivery and this Notice of Variation and Extension mean the original offer, as amended by the First Variation and Extension, the First Notice of Extension and this Notice of Variation and Extension, and all references in such documents to the "Circular" mean the original circular, as amended by the First Variation and Extension, the First Notice of Extension and this Notice of Variation and Extension. Unless the context requires otherwise, capitalized terms used herein but not defined herein have the respective meanings given to them in the Offer and Circular.

The Dealer Managers for the Offer are:

In Canada	In the United States

Genuity Capital Markets Canaccord Capital Corporation	Genuity Capital Markets USA Corp. Canaccord Adams Inc.

NOTICE TO SHAREHOLDERS IN THE UNITED STATES

        The Offer is being made for the securities of a Canadian issuer and by a Canadian issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States, to prepare the Offer and Circular, and this Notice of Variation and Extension, in accordance with the disclosure requirements of Canada. Shareholders should be aware that such requirements are different from those of the United States. The financial statements included or incorporated by reference in the Offer and Circular and this Notice of Variation and Extension have been prepared in accordance with Canadian generally accepted accounting principles, and may be subject to Canadian auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies.

        Shareholders in the United States should be aware that the disposition of Shares and the acquisition of Yamana Common Shares by them as described in the Offer and Circular may have tax consequences both in the United States and in Canada. Such consequences may not be fully described herein and such Shareholders are encouraged to consult their tax advisors. See "Canadian Federal Income Tax Considerations" in Section 23 of the Circular and "United States Federal Income Tax Considerations" in Section 24 of the Circular.

        The enforcement by Shareholders of civil liabilities under the United States federal securities laws may be affected adversely by the fact that the Offeror is incorporated under the laws of Canada, that some or all of its officers and directors may be residents of jurisdictions outside the United States, that the Canadian Dealer Managers for the Offer and some or all of the experts named in the Offer and Circular may be residents of jurisdictions outside the United States and that all or a substantial portion of the assets of the Offeror and said persons may be located outside the United States.

        The Offeror has filed with the SEC a Registration Statement on Form F-10, as amended by Amendment No. 1 dated August 14, 2007, Amendment No. 2 dated August 21, 2007, Amendment No. 3 dated August 30, 2007, Amendment No. 4 dated September 12, 2007 and Amendment No. 5 dated September 20, 2007(collectively, the "Amended Regulation Statements") and expects to mail this Notice of Variation and Extension to Shareholders concerning the proposed business combination with Meridian. SHAREHOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND OFFER AND CIRCULAR AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain the documents free of charge at the SEC's website, www.sec.gov. In addition, documents filed with the SEC by the Offeror will be available free of charge from the Offeror. You should direct requests for documents to the Vice President, Legal, General Counsel and Assistant Corporate Secretary of Yamana, 150 York Street, Suite 1102, Toronto, Ontario M5H 3S5, telephone 416-815-0220. To obtain timely delivery, such documents should be requested not later than September 25, 2007, five business days before the Expiry Date.

        THE SECURITIES OFFERED PURSUANT TO THE OFFER AND CIRCULAR HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY UNITED STATES STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY UNITED STATES SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE OFFER AND CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

NOTICE TO SHAREHOLDERS IN THE UNITED KINGDOM

        The Offer and Circular does not constitute a prospectus for the purposes of the Prospectus Rules published by the Financial Services Authority of the United Kingdom (the "FSA"). Accordingly, the Offer and Circular, as supplemented and amended by this Notice of Variation and Extension, have not been, and will not be, approved by the FSA or by London Stock Exchange plc. No action has been or is intended to be taken by Yamana or by Genuity Capital Markets or Canaccord Capital Corporation, or any of their affiliated entities, that would permit a public offer of Yamana Common Shares to be made in the United Kingdom, which would require an approved prospectus to be made available to the public in the United Kingdom (in accordance with the United Kingdom Financial Services and Markets Act 2000 ("FSMA") and the Prospectus Rules (as hereinafter defined)) before such an offer was made. Accordingly, as regards Shareholders resident in, or receiving the Offer or the Offer and Circular in the United Kingdom ("UK Shareholders"), the Offer is only being made to or directed at, and deposits of Shares will only be accepted from, a UK Shareholder who is, and is able to establish to the

i

satisfaction of the Offeror that it is: (i) a Qualified Investor acting as principal; (ii) a Qualified Investor which operates in the financial markets acting on behalf of a person, not being a Qualified Investor, on a discretionary basis concerning the acceptance of offers on that person's behalf; or (iii) acting on behalf, and on the instructions, of a Qualified Investor (in which case the Offer is made to or directed at that Qualified Investor). In addition, in the United Kingdom, the Offer and Circular are being distributed only to, and are directed only at, Qualified Investors (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") and Qualified Investors falling within Article 49(2)(a) to (d) of the Order. A "Qualified Investor" is (i) a legal entity which is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities; (ii) a legal entity which has two or more of: (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than € 43,000,000; and (3) an annual net turnover of more than €50,000,000, in each case as shown in its last annual or consolidated accounts; (iii) a person entered on the register of Qualified Investors maintained by the FSA for this purpose pursuant to section 87R of FSMA; or (iv) an investor authorized by a European Economic Area ("EEA") State other than the United Kingdom to be considered as a qualified investor for the purposes of the Prospectus Directive (as defined herein), in each case within the meaning and as more particularly described in section 86(7) of FMSA. Accordingly, any UK Shareholder purporting to accept the Offer must provide supporting evidence satisfactory to the Offeror that it is entitled to do so, and the Offeror shall in its sole discretion be entitled to reject any such purported acceptance of the Offer, as further described in the Offer and Circular and in the Letter of Transmittal. Shareholders receiving the Offer in the United Kingdom should consult with their legal advisers to determine whether they (or any person on whose behalf they act) are able to receive and accept the Offer. Further details in connection with the Offer and its acceptance by UK Shareholders are set out in the Offer and Circular.

        The Offer is not being made to or directed at, and deposits of Shares will not be accepted from, any UK Shareholder that is not an Eligible UK Shareholder.

        Shareholders who have validly deposited and not withdrawn their Shares need take no further action to accept the Offer. Shareholders who wish to accept the Offer must properly complete and execute the Letter of Transmittal (printed on yellow paper in the case of all Shareholders other than Eligible UK Shareholders and on green paper in the case of Eligible UK Shareholders) (the "Letter of Transmittal") that accompanied the Offer and Circular (or a manually signed facsimile thereof) and deposit it, together with the certificates representing their Shares and all other required documents, with Kingsdale Shareholder Services Inc. (the "Depositary" and the "Information Agent"), at the office set out in the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal. Alternatively, Shareholders may (1) accept the Offer in the United States by following the procedures for book-entry transfer of Shares described under "Manner of Acceptance — Acceptance by Book-Entry Transfer in the United States" in Section 3 of the Offer; or (2) accept the Offer where the certificates representing the Shares are not immediately available, or if the certificates and all of the required documents cannot be provided to the Depositary before the Expiry Time, by following the procedures for guaranteed delivery described under "Manner of Acceptance — Procedure for Guaranteed Delivery" in Section 3 of the Offer using the accompanying notice of guaranteed delivery (the "Notice of Guaranteed Delivery") (printed on pink paper) (or a manually signed facsimile thereof) that accompanied the Offer and Circular. Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Shares directly with the Depositary or if they make use of the services of a member of the Soliciting Dealer Group to accept the Offer.

        Questions and requests for assistance may be directed to the Dealer Managers and/or Kingsdale Shareholder Services Inc. or Innisfree M&A Incorporated, who are each acting as Information Agent. Additional copies of this document, the Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained without charge on request from the Dealer Managers, the Depositary and Information Agents at their respective addresses shown on the last page of this document.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

        The Offer and Circular and this Notice of Variation and Extension, including Schedule "A" attached hereto and some of the information incorporated by reference in the Offer and Circular, contain "forward-looking statements" and "forward-looking information" under applicable United States and Canadian securities laws concerning the proposed transaction and the business, operations and financial performance and condition of the Offeror, Northern Orion Resources Inc. ("Northern Orion") and Meridian and estimated production and mine life of the various mineral projects of the Offeror, Northern Orion or Meridian. Statements concerning mineral reserve and resource estimates may also be deemed to constitute forward-looking statements to the extent they involve estimates of the mineralization that will be encountered if the property is developed. Except for statements of historical fact relating to the companies, certain information contained herein constitutes forward-looking statements. Forward-looking statements are frequently characterized by words such as "plan," "expect," "project," "intend," "believe," "anticipate", "estimate" and other similar words, or statements that certain events or conditions "may" or "will" occur. Forward-looking statements are based on the opinions and estimates of management at the date the statements are made, and are based on a number of assumptions and subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those projected in the forward-looking statements. Assumptions upon which such forward-looking statements are based include that the Offeror will be successful in acquiring 100% of the issued and outstanding Meridian shares and all other conditions to completion of the transactions will be satisfied or waived. Many of these assumptions are based on factors and events that are not within the control of the Offeror and there is no assurance they will prove to be correct. Factors that could cause actual results to vary materially from results anticipated by such forward-looking statements include changes in market conditions, variations in ore grade or recovery rates, risks relating to international operations, fluctuating metal prices and currency exchange rates, changes in project parameters, the possibility of project cost overruns or unanticipated costs and expenses, labour disputes and other risks of the mining industry, failure of plant, equipment or processes to operate as anticipated, the Yamana Common Shares issued in connection with the Offer having a market value lower than expected, the businesses of the Offeror, Meridian and Northern Orion not being integrated successfully or such integration may be more difficult, time-consuming and costly than expected and the expected combined benefit from the Northern Orion Transaction and/or the Offer not being fully realized or realized within the expected time frame. See "Strategic Rationale" in Section 5 of the Circular, "Purpose of the Offer" in Section 6 of the Circular, "Plans for Meridian" in Section 6 of the Circular and "Business Combination Risks" in Section 8 of the Circular as well as those risk factors discussed or referred to in the annual Management's Discussion and Analysis and Annual Information Form for each of the Offeror, Northern Orion and Meridian filed with the securities regulatory authorities in all provinces of Canada and available under each of the company's respective profiles at www.sedar.com, and the Annual Report on Form 40-F of each of the Offeror, Northern Orion and Meridian filed with the United States Securities and Exchange Commission (the "SEC") under each of the company's respective profile at www.sec.gov. These factors are not intended to represent a complete list of the factors that could affect the Offeror and the combination of the Offeror, Meridian and Northern Orion. Additional factors are noted elsewhere in the Offer and Circular and in the documents incorporated by reference.

        Although the Offeror has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be anticipated, estimated or intended. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. The Offeror undertakes no obligation to update forward-looking statements if circumstances or management's estimates or opinions should change except as required by applicable securities laws. The reader is cautioned not to place undue reliance on forward-looking statements. Any forward-looking statements of facts related to Meridian are derived from Meridian's publicly filed reports.

INFORMATION CONCERNING MERIDIAN

        Except as otherwise indicated, the information concerning Meridian contained in the Offer and Circular has been taken from or is based upon publicly available documents and records on file with the SEC, the Canadian securities regulatory authorities and other public sources. Meridian has not reviewed the Offer and Circular and has not confirmed the accuracy and completeness of the information in respect of Meridian contained in the Offer and Circular. Although the Offeror has no knowledge that would indicate that any statements contained herein concerning Meridian taken from or based upon such documents and records are untrue or incomplete, neither the Offeror nor any of its directors or officers assumes any responsibility for the accuracy or completeness of such information, including any of Meridian's financial statements, or for any failure by Meridian to disclose events or facts which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to Meridian.

INFORMATION CONCERNING NORTHERN ORION

        Except as otherwise indicated, the information concerning Northern Orion contained in the Offer and Circular including information incorporated by reference, has been taken from or is based upon publicly available documents and records on file with the SEC, the Canadian securities regulatory authorities and other public sources. Northern Orion has reviewed the Offer and Circular and confirmed the accuracy and completeness of the information in respect of Northern Orion herein. Although the Offeror has no knowledge that would indicate that any statements contained herein concerning Northern Orion taken from or based upon such documents and records are untrue or incomplete, neither the Offeror nor any of its directors or officers assumes any responsibility for the accuracy or completeness of such information, including any of Northern Orion's financial statements, or for any failure by Northern Orion to disclose events or facts which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to Northern Orion.

NOTICE TO HOLDERS OF OPTIONS

        The Offer is made only for Shares and is not made for any Options exercisable to acquire Shares. Any holder of Options who wishes to accept the Offer should, to the extent permitted by the terms of the security and applicable Law, exercise the Options in order to obtain certificates representing Shares and deposit those Shares pursuant to the Offer. Any such exercise must be completed sufficiently in advance of the Expiry Time to assure the holder of such Options will have certificates representing the Shares received on such exercise available for deposit before the Expiry Time, or in sufficient time to comply with the procedures referred to under "Manner of Acceptance — Procedure for Guaranteed Delivery" in Section 3 of the Offer. If a holder of Options does not exercise such Options before the Expiry Time, such Options will remain outstanding in accordance with their terms and conditions, including with respect to term to expiry, vesting and exercise prices, except that, to the extent permitted, after completion of a Compulsory Acquisition or Subsequent Acquisition Transaction, an option to acquire Shares will become an option or right to acquire a number of Yamana Common Shares, as determined in accordance with the terms of the Option. The tax consequences to holders of Options of exercising their Options are not described in "Canadian Federal Income Tax Considerations" in Section 23 of the Circular or "United States Federal Income Tax Considerations" in Section 24 of the Circular. Holders of the Options should consult their tax advisors for advice with respect to potential income tax consequences to them in connection with the decision to exercise or not exercise their Options.

REPORTING CURRENCIES AND ACCOUNTING PRINCIPLES

        Unless otherwise indicated, all references to "Cdn$", "$" or "dollars" in this Notice of Variation and Extension refer to Canadian dollars and all references to "US$" refer to United States dollars. Yamana's financial statements that are incorporated by reference in the Offer and Circular, and attached as Schedule "A" to this Notice of Variation and Extension, are reported in United States dollars and are prepared in accordance with Canadian GAAP. Financial statements of Northern Orion that are incorporated by reference in the Offer and Circular are reported in United States dollars and are prepared in accordance with Canadian GAAP. Certain of the financial information in the financial statements is reconciled to US GAAP. For a discussion of the material measurement differences between US GAAP and Canadian GAAP: (i) in the context of Yamana, see Note 30 to Yamana's audited consolidated financial statements as at and for the year ended December 31, 2006; (ii) in the context of Viceroy, see Note 11 to Viceroy's audited consolidated financial statements as at and for the year ended December 31, 2005; and (iii) in the context of Northern Orion, see Note 16 to Northern Orion's audited consolidated financial statements as at and for the year ended December 31, 2006.

NOTE CONCERNING MINERAL RESOURCE CALCULATIONS

        Information contained in the Offer and Circular, by incorporation by reference or otherwise, and disclosure documents of Yamana and Northern Orion that are filed with securities regulatory authorities concerning mineral properties have been prepared in accordance with the requirements of securities laws in effect in Canada, which differ from the requirements of United States securities laws.

        Without limiting the foregoing, these documents use the terms "measured resources", "indicated resources" and "inferred resources". United States investors are advised that, while such terms are recognized and required by Canadian securities laws, the SEC does not recognize them. Under United States standards, mineralization may not be classified as a "reserve" unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. United States investors are cautioned not to assume that all or any part of measured or indicated resources will ever be converted into reserves. Further, inferred resources have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically. It cannot be assumed that all or any part of the inferred resources will ever be upgraded to a higher category. Therefore, United States investors are also cautioned not to assume that all or any part of the inferred resources exist, or that they can be mined legally or economically. Disclosure of contained ounces is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report resources as in place tonnage and grade without reference to unit measures. Accordingly, information concerning descriptions of mineralization and resources contained in these documents may not be comparable to information made public by United States companies subject to the reporting and disclosure requirements of the SEC.

        National Instrument 43-101 Standards of Disclosure for Mineral Projects ("NI 43-101") is a rule developed by the Canadian Securities Administrators, which established standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. Unless otherwise indicated, all resource estimates contained in the Offer and Circular, by incorporation by reference or otherwise, have been prepared in accordance with NI 43-101 and the Canadian Institute of Mining, Metallurgy and Petroleum Classification System.

EXCHANGE RATES

        On June 27, 2007, the date of the announcement of the Offeror's intention to make the Offer, the exchange rate for one US dollar expressed in Canadian dollars based upon the noon buying rates provided by the Bank of Canada was $1.0702.

        The closing, high, low and average exchange rates for the US dollar in terms of Canadian dollars for the six months ended June 30, 2007, and the calendar years ended December 31, 2006, December 31, 2005 and December 31, 2004, as reported by the Bank of Canada, were as follows:

	Six Months Ended June 30, 2007	Year Ended December 31, 2006	Year Ended December 31, 2005	Year Ended December 31, 2004
Closing	$1.06	$1.17	$1.16	$1.20
High	1.18	1.17	1.27	1.40
Low	1.06	1.10	1.15	1.18
Average(1)	1.14	1.13	1.21	1.30

(1)
Calculated as an average of the daily noon rates for each period.

        On September 19, 2007, the noon rate of exchange as reported by the Bank of Canada for one US dollar expressed in Canadian dollars was $1.01.

v

NOTICE OF VARIATION AND EXTENSION

        September 20, 2007

TO: THE SHAREHOLDERS OF MERIDIAN

        This Notice of Variation and Extension amends the Offer pursuant to which the Offeror is offering to purchase, on the terms and subject to the conditions contained in the Offer and Circular, all of the outstanding Shares, which includes Shares that may become outstanding after the date of the Offer but before the Expiry Time of the Offer upon exercise of Options or other securities of Meridian that are convertible into or exchangeable or exercisable for Shares, as well as the Letter of Transmittal and Notice of Guaranteed Delivery.

        Except as otherwise set forth in this Notice of Variation and Extension, the terms and conditions previously set forth in the Offer and Circular, Letter of Transmittal and Notice of Guaranteed Delivery continue to be applicable in all respects. This Notice of Variation and Extension should be read in conjunction with the Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery.

        All references to the "Offer" in the Offer and Circular, the Letter of Transmittal, the Notice of Guaranteed Delivery and this Notice of Variation and Extension mean the original offer dated July 19, 2007 as amended by the First Variation and Extension, the First Notice of Extension and this Notice of Variation and Extension and all references in such documents to the "Circular" mean the original circular dated July 19, 2007 as amended by the First Variation and Extension, the First Notice of Extension and this Notice of Variation and Extension. Capitalized terms used in this Notice of Variation and Extension and not defined herein that are defined in the Offer and Circular have the respective meanings ascribed thereto in the Offer and Circular.

1.     Increase in Cash Component of Offer Consideration

        The Offeror has amended the Offer by increasing it from 2.235 Yamana Common Shares and Cdn$4.00 in cash for each Share to 2.235 Yamana Common Shares and Cdn$6.50 in cash for each Share.

        All references in the Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery to the price offered by the Offeror are amended to reflect the foregoing changes.

        Based on the closing price of the Shares and the Yamana Common Shares on the TSX on June 27, 2007 (the date of the Offeror's announcement after the close of market of its intention to make the Offer), the Offer Consideration now represents a premium of approximately 36%. The Offer Consideration also now represents a premium of approximately 37% over the average closing price of the Shares on the TSX for the 20 trading days immediately preceding the Offeror's announcement of its intention to make the Offer (based on the average closing price of the Shares and the Yamana Common Shares on the TSX for the 20 trading days ending June 27, 2007).

        Assuming that all of the conditions to the Offer are satisfied or waived, all Shareholders whose Shares are taken up under the Offer, including Shareholders who have already deposited their Shares to the Offer, will receive the increased Offer Consideration for their Shares.

2.     Amendment of the Minimum Deposit Condition

        Yamana has varied the Offer by amending the Minimum Deposit Condition in paragraph (a) of Section 4 of the Offer, "Conditions of the Offer" from 66 2/3% to 50.1%.

        As a result of the amendment of the Minimum Deposit Condition, upon at least 50.1% of the Shares outstanding (calculated on a fully diluted basis) having been validly deposited under the Offer and not withdrawn and upon all other conditions to the Offer having been satisfied or waived at the Expiry Time, Yamana will take up and pay for all of the Shares validly deposited and not withdrawn as of the Expiry Time.

        It is Yamana's current intention that if it takes up and pays for Shares deposited under the Offer, it will enter into one or more transactions to enable it to acquire all of the Shares not acquired under the Offer. Yamana currently intends to acquire all of the outstanding Shares not tendered under the Offer by the Expiry Time by way of a Compulsory Acquisition or a Subsequent Acquisition Transaction, as described in "Acquisition of Shares Not Deposited pursuant to the Offer" in Section 22 of the Circular. There is no assurance that such transaction will be completed, in particular if Yamana acquires less than 66 2/3% of the outstanding Shares on a fully diluted basis pursuant to the Offer.

        The Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery are each hereby amended to reflect the foregoing.

3.     Extension of the Offer

        The Offeror has extended the expiry of the Offer to 8:00 p.m. (Toronto time) on October 2, 2007, unless the Offer is further extended or withdrawn. Accordingly, the definition of "Expiry Date" in the "Definitions" section of the Offer and Circular is deleted and replaced by the following:

  "Expiry Date" means October 2, 2007 or such later date or dates as may be fixed by the Offeror from time to time as provided under "Extension, Variation or Change in the Offer" in Section 5 of the Offer, unless the Offer is withdrawn by the Offeror".

        In addition, all references to September 24, 2007 in the Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery are amended to refer to October 2, 2007.

4.     Amendments to Pro Forma Financial Information

        The Summary of Pro Forma Consolidated Financial Information of Yamana in the Summary of the Offer and Section 10 of the Circular, "Summary Historical and Unaudited Pro Forma Consolidated Financial Information" is deleted and replaced by the following:

"Summary of Pro Forma Consolidated Financial Information of Yamana
(in thousands of US dollars except for per share information)

	Six months ended June 30, 2007		Twelve months ended December 31, 2006
Canadian GAAP	Yamana and Meridian	Yamana, Meridian and Northern Orion	Yamana and Meridian	Yamana, Meridian and Northern Orion
Pro Forma Consolidated Statement of Operations
Sales(4)	479,500	479,500	418,692	418,692
Mine operating earnings(4)	219,934	219,934	73,406	73,406
Operating earnings (loss)	158,485	160,453	(56,655)	(68,387)
Net earnings (loss) for the period	76,211	100,805	(133,534)	(68,053)
Earnings (loss) per share from continuing operations	0.13	0.15	(0.24)	(0.11)
Net earnings (loss) per share	0.13	0.15	(0.24)	(0.11)
	As at June 30, 2007
	Yamana and Meridian	Yamana, Meridian and Northern Orion
Pro Forma Consolidated Balance Sheet Data
Cash and cash equivalents	245,730	462,937
Other current assets	293,188	296,079
Property, plant and equipment	370,144	370,367
Assets under construction	1,060	1,060
Mineral properties	3,811,057	4,263,243
Total assets	6,693,237	8,128,929
Current liabilities	218,669	238,535
Total long-term liabilities	1,889,772	2,109,992

	Twelve months ended December 31, 2006
US GAAP(5)	Yamana and Meridian	Yamana, Meridian and Northern Orion
Pro Forma Consolidated Statement of Operations
Sales	418,692	418,692
Operating loss	(102,731)	(130,073)
Net loss for the period	(173,001)	(121,130)
Loss per share from continuing operations	(0.30)	(0.19)
Net loss per share — basic and diluted	(0.30)	(0.19)
Book value per share	4.56	5.12
Ratio of earnings to fixed charges
Ratio(1)	—	—
Deficiency(2)	(217,009)	(176,338)

(1)
For purposes of calculating the ratio of earnings of fixed charges, earnings represent earnings from continuing operations before provision for income taxes plus fixed charges less interest capitalized. Fixed charges consist of interest expensed and capitalized plus amortization of debt discount.

(2)
For purposes of calculating the deficiency, earnings from continuing operations is adjusted for the same items and fixed charges are determined in the same manner as described in footnote (1). The deficiency represents the dollar amount of earnings that would be required to result in a ratio of 1:1.

(3)
Amounts shown have been adjusted to exclude assets held for sale.

(4)
The addition of Northern Orion does not impact Sales or Mine operating earnings as its interest in Alumbrera is accounted for on an equity basis.

(5)
The US GAAP pro forma information presented is for the twelve months ended December 31, 2006. US GAAP pro forma information as at and for the six months ended June 30, 2007 is not presented as the information is not available."

5.     Source of Funds

        Section 9 of the Circular, "Source of Funds", as amended by the First Variation and Extension, is deleted and replace with the following:

        "According to Meridian, as at July 16, 2007, Meridian had 101,203,037 Meridian Common Shares outstanding. As at June 30, 2007, Meridian had 791,383 Options outstanding under its Stock Option Plan. If all of these Options were exercised, Meridian would have to issue 791,383 Shares. The Offeror estimates that if it acquires all of the Shares on a fully diluted basis pursuant to the Offer, the total amount of cash required for the purchase of such Shares and to cover related fees and expenses, estimated to be approximately US$20 million, in the aggregate, will be approximately US$664 million.

        The Offeror intends to pay the cash consideration under the Offer from the following facilities:

  (i)
  a committed non-revolving term credit facility of up to US$400 million pursuant to a senior secured credit facility commitment letter dated August 10, 2007, as amended September 19, 2007 between Yamana and a syndicate of lenders (collectively, the "US$400 million Credit Facility"); and

  (ii)
  a committed revolving term credit facility of up to US$300 million pursuant to a senior secured credit facility commitment letter dated August 10, 2007, as amended September 19, 2007 between Yamana and a syndicate of lenders (collectively, the "US$300 million Credit Facility").

        Each of the US$400 million Credit Facility and US$300 million Credit Facility is secured by guarantees from, and pledge of shares of, certain operating subsidiaries, and will mature in 2012. Amounts drawn under the respective facilities bear an interest rate of LIBOR plus 0.95% to 1.50% per annum, depending on the Offeror's debt to Earnings before Interest, Taxes, Depreciation and Amortization ("EBITDA") ratio.

        A copy of each credit facility has been filed as an exhibit to the Schedule TO filed by the Offeror with the SEC in connection with the Offer, pursuant to Rule 14d-3 under the US Exchange Act. Reference is made to such respective exhibits for a more complete description of the terms and conditions of each facility."

6.     Amendments to Consolidated Capitalization Table

        The Consolidated Capitalization section of the Offer and circular is deleted and replaced by the following:

        "The following table sets forth the Offeror's consolidated capitalization as at December 31, 2006, expressed in US dollars and adjusted to give effect to the material changes in the share and loan capital of the Offeror since December 31, 2006, the date of the Offeror's most recent audited consolidated financial statements, and further adjusted to give effect to the Offer only and to both the Northern Orion Transaction and the Offer. The table should be read in conjunction with the audited consolidated financial statements of the Offeror as at and for the year ended December 31, 2006, including the notes thereto, and management's discussion and analysis thereof and the other financial information contained in or incorporated by reference in the Offer and Circular.

(in US dollars)	As at December 31, 2006	As at December 31, 2006 After Giving Effect to the Offer(1)	As at December 31, 2006 After Giving Effect to the Northern Orion Transaction and the Offer(1)
		(unaudited)	(unaudited)
Debt	—	$650,000 (2)	$650,000 (2)
Common shares(4)	$1,619,850	$4,335,613	$5,331,180
(Authorized — unlimited)	(344,595,000)	(570,532,000)	(653,356,000)
Common shares reserved for issuance	$42,492	$42,492	$42,492
	(4,378,000)	(4,378,000)	(4,378,000)
Preference shares	—	—	—
(Authorized — 8,000,000)	( — )	( — )	( — )
Common share purchase options(4)	—	—	—
	(16,127,000)	(17,976,000)	(24,152,000)
Common share purchase warrants(4)	$73,004	$73,004	$280,519
	(16,890,000)	(16,890,000)	(48,153,000)
Contributed surplus	$61,578	$72,883	$108,286
Deficit	$(80,334)	$(80,334)	$(80,334)
Total capitalization	$1,716,590	$5,093,658	$6,332,142

(1)
Before deducting fees and expenses of the Offer and/or the Northern Orion Transaction.

(2)
Debt includes the US$400 million Credit Facility and the US$300 million Credit Facility, of which it is assumed that US$650 million is drawn down to complete the Offer. See "Source of Funds" in Section 5 of this Notice of Variation and Extension.

(3)
Assumes no currently outstanding options and warrants of Northern Orion will be exercised prior to completion of the Northern Orion Transaction, and the underlying Northern Orion Shares will not be exchanged under the Northern Orion Transaction.

(4)
Assumes no exercise of the currently outstanding Options of Meridian prior to completion of the Offer."

7.     Recent Developments

        On September 13, 2007, the Offeror engaged Innisfree M&A Incorporated ("Innisfree") to act as an information agent under the Offer. As information agent, Innisfree will act as a resource for information for Shareholders, and the Offeror has agreed to pay reasonable and customary compensation, include certain out-of-pocket expenses, to Innisfree in connection with its services. The Offeror has also agreed to indemnify Innisfree for certain liabilities, including liabilities under securities law and expenses of the Offer.

        As a result the engagement of Innisfree, all references to the "Information Agent" in the Offer and Circular, the Letter of Transmittal, the Notice of Guaranteed Delivery and this Notice of Variation and Extension shall include Innisfree.

        The Offeror and Northern Orion have agreed to amend the mutual condition that not less than 66 2/3% of Shares (calculated on a fully diluted basis) be deposited under the Offer, as set out in the Business Combination Agreement, to reduce such Minimum Deposit Condition to 50.1% of the Shares (calculated on a fully diluted basis), and the Offeror and Northern Orion have further agreed to complete the Northern Orion Transaction on the business day following the satisfaction of the Minimum Tender Condition provided that all other conditions to the Offer have been satisfied or waived.

8.     Manner of Acceptance

        Shares may be deposited to the Offer in accordance with the provisions of Section 3 of the Offer, "Manner of Acceptance".

9.     Take up of and Payment for Deposited Shares

        If all the conditions referred to under "Conditions of the Offer" in Section 4 of the Offer have been satisfied or waived at or before the Expiry Time, the Offeror will become obligated to take up and pay for Shares validly deposited under the Offer and not properly withdrawn promptly following the Expiry Time. Any Shares deposited to the Offer after the first date on which Shares have been taken up by the Offeror but before the Expiry Date will be taken up and paid for promptly. See Section 6 of the Offer, "Take up and payment for deposited Shares", for additional detail.

10.   Right to Withdraw Deposited Shares

        Shares may be withdrawn by or on behalf of a depositing Shareholder (unless otherwise required or permitted by applicable law) (i) at any time when the Shares have not been taken up; (ii) if the Shares have not been paid for within three business days after having taken them up; (iii) at any time before the expiration of ten days from the date upon which either a notice of change or a notice of variation is mailed or otherwise communicated to Shareholders; (iv) during a Subsequent Offering Period with respect to the Offer; or (v) as required by the US Exchange Act at any time after 60 days from the commencement of the Offer. See Section 7 of the Offer, "Right to Withdraw Deposited Shares", for additional detail regarding withdrawal of deposited Shares.

11.   Consequential Amendments to the Offer and Circular and Other Documents

        The Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery are amended to the extent necessary to reflect the amendments contemplated by, and the information contained in this Notice of Variation and Extension.

12.   Offerees' Statutory Rights

        In the event that there is a misrepresentation contained in a take-over bid circular or a notice of change or variation that is required to be delivered to securityholders in connection with a take-over bid, subject to certain defences, the securities legislation in the provinces of Ontario, Alberta, British Columbia, Manitoba, New Brunswick, Newfoundland, Nova Scotia and Saskatchewan provides securityholders with, in addition to any other rights they may have at law, rights of rescission against an offeror and/or a right of action for damages against each of: (i) an offeror, (ii) every person who was a director of the offeror at the time the circular or notice was signed, (iii) every person whose consent has been filed, as prescribed, regarding a report, opinion or statement made by such person in connection with the circular or notice; and (iv) each person who signed the certificate in the circular or notice, excluding persons included in (ii) above. The securities legislation in Quebec provides that a person who has transferred securities in response to a take-over bid effected with a circular or exemption, as proscribed by such legislation, containing a misrepresentation may apply to have the transfer rescinded or the price revised, and such person may also claim damages from the offeror, its officers and its directors, and from those experts whose opinions, containing a misrepresentation, appeared in the circular with such person's consent.

        The foregoing is a summary only of the rights of rescission and rights of action that may be available to a Shareholder and is qualified by the specific provisions of the securities legislation in each of the provinces of Canada. Shareholders should refer to the applicable provision of the securities legislation in their province and consult their own legal advisors with respect to their rights based on their particular circumstances.

13.   Directors' Approval

        The contents of this Notice of Variation and Extension has been approved, and the sending thereof to the securityholders of Meridian has been authorized, by the Board of Directors of the Offeror.

AUDITORS' CONSENTS

        We have read the Notice of Variation and Extension of Yamana Gold Inc. (the "Company") dated September 20, 2007, relating to the Offer and Circular furnished with the Company's Offer dated July 19, 2007, as amended by the First Variation and Extension, the First Notice of Extension and this Notice of Variation and Extension (collectively, the "Offer and Circular") to purchase all the issued and outstanding common shares of Meridian Gold Inc. We have complied with Canadian generally accepted standards for an auditor's involvement with offering documents.

        We consent to the incorporation by reference in the Offer and Circular of our report to the shareholders of the Company on the consolidated balance sheets of the Company as at December 31, 2006 and 2005 and the consolidated statements of operations and retained earnings (deficit), and cash flows for the years ended December 31, 2006 and 2005 and the ten month period ended December 31, 2004, prepared in accordance with Canadian generally accepted accounting principles. Our report is dated March 26, 2007.

Vancouver, British Columbia (Signed) DELOITTE & TOUCHE LLP
September 20, 2007 Independent Registered Chartered Accountants

        We have read the Notice of Variation and Extension of Yamana Gold Inc. (the "Company") dated September 20, 2007, relating to the Offer and Circular furnished with the Company's Offer dated July 19, 2007, as amended by the First Variation and Extension, the First Notice of Extension and this Notice of Variation and Extension (collectively, the "Offer and Circular") to purchase of all the issued and outstanding common shares of Meridian Gold Inc. We have complied with Canadian generally accepted standards for an auditor's involvement with offering documents.

        We consent to the incorporation by reference in the Offer and Circular of our report to the shareholders of Viceroy Exploration Ltd. ("Viceroy") on the consolidated balance sheets of Viceroy as at December 31, 2005 and 2004 and the consolidated statements of operations and deficit and cash flows for the years then ended. Our report is dated March 10, 2006.

Vancouver, British Columbia (Signed) PRICEWATERHOUSECOOPERS LLP
September 20, 2007 Chartered Accountants

        We have read the Notice of Variation and Extension of Yamana Gold Inc. (the "Company") dated September 20, 2007, relating to the Offer and Circular furnished with the Company's Offer dated July 19, 2007, as amended by the First Variation and Extension, the First Notice of Extension and this Notice of Variation and Extension (collectively, the "Offer and Circular") to purchase of all the issued and outstanding common shares of Meridian Gold Inc. We have complied with Canadian generally accepted standards for an auditor's involvement with offering documents.

        We consent to the incorporation by reference in the Offer and Circular of our report to the shareholders of Northern Orion Resources Inc. ("Northern Orion") on the consolidated balance sheets of Northern Orion as at December 31, 2006 and 2005 and the consolidated statements of operations and deficit and cash flows for the years ended December 31, 2006, 2005 and 2004, prepared in accordance with Canadian generally accepted accounting principles. Our report is dated March 29, 2007.

Vancouver, British Columbia (Signed) DELOITTE & TOUCHE LLP
September 20, 2007 Independent Registered Chartered Accountants

APPROVAL AND CERTIFICATE OF YAMANA GOLD INC.

        The contents of this Notice of Variation and Extension has been approved, and the sending thereof to the securityholders of Meridian Gold Inc. has been authorized, by the Board of Directors of Yamana Gold Inc.

        The foregoing, together with the Offer and Circular, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. In addition, the foregoing, together with the Offer and Circular, does not contain any misrepresentation likely to affect the value or the market price of the securities subject to the Offer or the securities to be distributed.

DATED: September 20, 2007

(Signed) PETER MARRONE	(Signed) CHARLES MAIN
Chairman and Chief Executive Officer	Vice President, Finance and Chief Financial Officer

On behalf of the Board of Directors

(Signed) VICTOR BRADLEY	(Signed) JOHN BEGEMAN
Director	Director

SCHEDULE "A"

TABLE OF CONTENTS

Page
PRO FORMA CONSOLIDATED BALANCE SHEET AS AT JUNE 30, 2007	A-2 – A-3
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR THE SIX MONTH PERIOD ENDED JUNE 30, 2007	A-4
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2006	A-5
NOTES TO THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS	A-6 – A-18
SCHEDULES TO THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS	A-19 – A-21

YAMANA GOLD INC.

PRO FORMA CONSOLIDATED BALANCE SHEET

June 30, 2007
(Unaudited)
(Expressed in thousands of U.S. dollars)

	Yamana Gold Inc.	Meridian Gold Inc.		Initial Pro forma adjustments	Initial Yamana pro forma	Northern Orion Resources Inc.		Pro forma adjustments	Yamana consolidated pro forma
	$	$		$	$	$		$	$
				(Note 6)				(Note 6)
Assets
Current assets
Cash and cash equivalents	88,956	139,500	(a)(viii)	650,000	245,730	237,207	(d)(i)	(20,000)	462,937
			(a)(ii)	11,491
			(a)(viii)	(644,217)
Short term investments	—	67,500		—	67,500	1,333		—	68,833
Restricted cash	—	13,800		—	13,800	—		—	13,800
Accounts receivable	72,081	9,700		—	81,781	—		—	81,781
Advances and deposits	29,685	—		—	29,685	409		—	30,094
Inventory	62,325	8,600		—	70,925	—		—	70,925
Income taxes recoverable	39	500		—	539	—		—	539
Marketable securities	—	—		—	—	—		—	—
Derivative related assets	14,058	—		—	14,058	—		—	14,058
Other current assets	—	14,900		—	14,900	1,149		—	16,049

	267,144	254,500		17,274	538,918	240,098		(20,000)	759,016
Property, plant and equipment	370,144	—		—	370,144	223		—	370,367
Assets under construction	1,060	—		—	1,060	—		—	1,060
Mineral properties	1,556,187	298,100	(a)(i)	1,956,770	3,811,057	122,532	(b)(i)	309,654	4,263,243
							(d)(i)	20,000
Available-for-sale securities	29,852	—		—	29,852	—		—	29,852
Share purchase warrants held	389	—		—	389	—		—	389
Other assets	43,806	31,000		—	74,806	—		—	74,806
Future income tax assets	83,597	—		—	83,597	—		—	83,597
Goodwill	55,000	—	(a)(i)	1,728,414	1,783,414	—	(b)(i)	421,955	2,205,369
Restricted cash	—	—		—	—	752		—	752
Equity investment in Minera Alumbrera Ltd.	—	—		—	—	100,478	(b)(i)	240,000	340,478

	2,407,179	583,600		3,702,458	6,693,237	464,083		971,609	8,128,929

	Yamana Gold Inc.	Meridian Gold Inc.		Initial Pro forma adjustments	Initial Yamana pro forma	Northern Orion Resources Inc.		Pro forma adjustments	Yamana consolidated pro forma
	$	$		$	$	$		$	$
				(Note 6)				(Note 6)
Liabilities
Current liabilities
Accounts payable and accrued liabilities	65,134	19,900	(a)(vi)	20,000	105,034	2,866	(b)(vi)	17,000	124,900
Income taxes payable	9,608	—		—	9,608	—		—	9,608
Derivative related liabilities	70,801	—		—	70,801	—		—	70,801
Current portion of long-term debt	1,026	—		—	1,026	—		—	1,026
Other current liabilities	—	32,200		—	32,200	—		—	32,200

	146,569	52,100		20,000	218,669	2,866		17,000	238,535
Long-term liabilities
Asset retirement obligations	22,626	—		—	22,626	1,201		—	23,827
Future income tax liabilities	389,198	23,600	(a)(i)	684,869	1,097,667	23,603	(b)(i)	181,386	1,302,656
Long-term liabilities	18,479	101,000	(a)(viii)	650,000	769,479	—		—	769,479
Royalty and net proceeds interest payable	—	—		—	—	14,030		—	14,030

	576,872	176,700		1,354,869	2,108,441	41,700		198,386	2,348,527

Non-controlling interest	—	15,300		—	15,300	—		—	15,300

Shareholders' equity
Capital stock
Common stock	1,715,654	403,500	(a)(v)	2,739,189	4,454,843	294,244	(b)(iii)	952,688	5,407,531
			(a)(iv)	(403,500)			(b)(ii)	(294,244)
Warrants	72,915	—		—	72,915	11,329	(b)(iv)	207,515	280,430
							(b)(ii)	(11,329)
Additional paid-in capital including contributed surplus	43,117	8,200	(a)(iv)	(8,200)	43,117	14,476	(b)(iv)	35,403	78,520
							(b)(ii)	(14,476)
Accumulated other comprehensive income	5,844	54,300	(a)(iv)	(54,300)	5,844	(2,635)	(b)(ii)	2,635	5,844
(Deficit) retained earnings	(7,223)	(74,400)	(a)(iv)	74,400	(7,223)	104,969	(b)(ii)	(104,969)	(7,223)

	1,830,307	391,600		2,347,589	4,569,496	422,383		773,223	5,765,102

	2,407,179	583,600		3,702,458	6,693,237	464,083		971,609	8,128,929

YAMANA GOLD INC.

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

Six month period ended June 30, 2007
(Unaudited)
(Expressed in thousands of U.S. dollars except per share amounts)

	Yamana Gold Inc.	Meridian Gold Inc.		Initial Pro forma adjustments	Initial Yamana pro forma	Northern Orion Resources Inc.		Pro forma adjustments	Yamana consolidated pro forma
	$	$		$	$	$		$	$
				(Note 6)				(Note 6)
Sales	328,800	150,700		—	479,500	—		—	479,500

Cost of sales	(120,955)	(48,300)		—	(169,255)	—		—	(169,255)
Depreciation, amortization and depletion	(24,104)	(17,100)	(a)(vii)	(48,400)	(89,604)	—		—	(89,604)
Accretion of asset retirement obligation	(707)	—		—	(707)	—		—	(707)

Mine operating earnings	183,034	85,300		(48,400)	219,934	—		—	219,934
Corporate administration	(18,909)	(9,100)		—	(28,009)	(1,445)		—	(29,454)
Property maintenance and exploration	—	(15,400)		—	(15,400)	(1,268)		—	(16,668)
Professional and consulting	—	—		—	—	(866)		—	(866)
Other	—	1,500		—	1,500	—		—	1,500
Foreign exchange (loss) gain	(6,693)	—		—	(6,693)	6,946		—	253
Loss on impairment of mineral properties	(1,821)	—		—	(1,821)	—		—	(1,821)
Non-production costs during business interruption	(10,465)	—		—	(10,465)	—		—	(10,465)
Arrangement transaction costs	—	—		—	—	(325)		—	(325)
Stock-based compensation	(561)	—		—	(561)	(1,074)		—	(1,635)

Operating earnings (loss)	144,585	62,300		(48,400)	158,485	1,968		—	160,453
Investment and other business income	5,016	4,900		—	9,916	5,311		—	15,227
Equity earnings of Minera Alumbrera Ltd.	—	—		—	—	27,208	(b)(vii)	(13,300)	13,908
Interest expense	(6,025)	—	(a)(viii)	(24,375)	(30,400)	—		—	(30,400)
Gain on sale of assets	—	600		—	600	—		—	600
Unrealized loss on derivatives	(28,700)	—		—	(28,700)	—		—	(28,700)

Earnings before income tax expense	114,876	67,800		(72,775)	109,901	34,487		(13,300)	131,088
Income tax expense	(34,690)	(24,400)	(d)(ii)	25,400	(33,690)	(593)	(d)(ii)	4,000	(30,283)

Net earnings	80,186	43,400		(47,375)	76,211	33,894		(9,300)	100,805

Earnings per share (Note 7)
Basic	0.23				0.13				0.15
Diluted	0.22				0.13				0.14

YAMANA GOLD INC.

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

Year ended December 31, 2006
(Unaudited)
(Expressed in thousands of U.S. dollars except per share amounts)

	Pro forma Yamana Gold Inc.	Meridian Gold Inc.		Initial Pro forma adjustments	Initial Yamana pro forma	Northern Orion Resources Inc.		Pro forma adjustments	Yamana consolidated pro forma
	$ (Schedule 1)	$		$ (Note 6)	$	$		$ (Note 6)	$
Sales	178,692	240,000		—	418,692	—		—	418,692

Cost of sales	(106,130)	(76,100)		—	(182,230)	—		—	(182,230)
Depreciation, amortization and depletion	(37,320)	(28,100)	(a)(vii)	(97,000)	(162,420)	—		—	(162,420)
Accretion of asset retirement obligation	(636)	—		—	(636)	—		—	(636)

Mine operating earnings	34,606	135,800		(97,000)	73,406	—		—	73,406
Corporate administration	(28,606)	(22,700)		—	(51,306)	(2,777)		—	(54,083)
Take-over bid expenses	(4,054)	—		—	(4,054)	—		—	(4,054)
Property maintenance and exploration	—	(26,600)		—	(26,600)	(1,825)		—	(28,425)
Professional and consulting	—	—		—	—	(2,087)		—	(2,087)
Foreign exchange gain	5,216	—		—	5,216	122		—	5,338
Loss on impairment of mineral properties	(3,675)	(4,600)		—	(8,275)	—		—	(8,275)
Stock-based compensation	(45,042)	—		—	(45,042)	(5,165)		—	(50,207)

Operating (loss) earnings	(41,555)	81,900		(97,000)	(56,655)	(11,732)		—	(68,387)
Investment and other business income	7,423	12,300		—	19,723	7,846		—	27,569
Equity earnings of Minera Alumbrera Ltd.	—	—		—	—	93,167	(b)(vii)	(30,500)	62,667
Interest expense	(28,935)	—	(a)(viii)	(48,750)	(77,685)	—		—	(77,685)
Unrealized loss on derivatives	(35,773)	—		—	(35,773)	—		—	(35,773)
Loss arising from assets sold	(2,186)	—		—	(2,186)	—		—	(2,186)
Write-off of other receivables and other business loss	(12,299)	—		—	(12,299)	(500)		—	(12,799)

(Loss) earnings before income taxes	(113,325)	94,200		(145,750)	(164,875)	88,781		(30,500)	(106,594)
Income tax recovery (expense)	25,941	(45,600)	(d)(ii)	51,000	31,341	(2,000)	(d)(ii)	9,200	38,541

Net (loss) earnings	(87,384)	48,600		(94,750)	(133,534)	86,781		(21,300)	(68,053)

(Loss) earnings per share (Note 7)
Basic and diluted	(0.26)				(0.24)				(0.11)

YAMANA GOLD INC.

NOTES TO THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2007
(Unaudited)
(Expressed in thousands of U.S. dollars, unless otherwise noted)

1.     BASIS OF PRESENTATION

  The unaudited pro forma consolidated financial statements have been prepared in connection with the proposed acquisitions of Meridian Gold Inc. ("Meridian") and Northern Orion Resources Inc. ("Northern Orion") by Yamana Gold Inc. ("Yamana"). The unaudited pro forma consolidated financial statements have been prepared for illustrative purposes only and give effect to the proposed transactions and recent acquisitions completed by Yamana pursuant to the assumptions described in Note 6 to these pro forma consolidated financial statements. The unaudited pro forma consolidated balance sheet as at June 30, 2007 gives effect to the proposed transactions by Yamana as if they had occurred as of June 30, 2007. The unaudited pro forma consolidated statements of operations for the six month period ended June 30, 2007 and for the year ended December 31, 2006 give effect to the proposed transactions and recent acquisitions completed by Yamana as if they were completed on January 1, 2006.

  The pro forma consolidated financial statements are not necessarily indicative of the operating results or financial condition that would have been achieved if the proposed transaction had been completed on the dates or for the periods presented, nor do they purport to project the results of operations or financial position of the consolidated entities for any future period or as of any future date. The pro forma consolidated financial statements do not reflect any special items such as payments pursuant to change of control provisions or integration costs or operating synergies that may be incurred as a result of the acquisitions.

  The pro forma adjustments and allocations of the purchase price for Northern Orion and Meridian are based in part on estimates of the fair value of assets acquired and liabilities to be assumed. The final purchase price allocations will be completed after asset and liability valuations are finalized as of the date of the completion of the acquisitions. In addition, the allocations of the purchase price for recently completed acquisitions by Yamana are based in part on preliminary estimates of the fair values of the respective assets acquired and liabilities assumed and are open for subsequent adjustment based on valuations to be completed at a later date. Any final adjustments may change the allocation of purchase price which could affect the fair value assigned to the assets and liabilities in these unaudited pro forma consolidated financial statements.

  In preparing the unaudited pro forma consolidated balance sheet and the unaudited pro forma consolidated statements of operations, the following historical information, that was prepared in accordance with Canadian GAAP, was used:

  (a)
  the unaudited consolidated balance sheet of Yamana as at June 30, 2007, and the unaudited consolidated statement of operations for the six month period ended June 30, 2007;

  (b)
  the unaudited consolidated balance sheet of Northern Orion as at June 30, 2007, and the unaudited consolidated statement of operations for the six month period ended June 30, 2007;

  (c)
  the unaudited consolidated balance sheet of Meridian as at June 30, 2007, and the unaudited consolidated statement of operations for the six month period ended June 30, 2007;

  (d)
  the audited consolidated financial statements of Yamana for the year ended December 31, 2006;

  (e)
  the audited consolidated financial statements of Northern Orion for the year ended December 31, 2006;

  (f)
  the audited consolidated financial statements of Meridian for the year ended December 31, 2006;

  (g)
  the unaudited consolidated statement of operations of Desert Sun Mining Corporation ("DSM") for the period from January 1, 2006 to March 31, 2006; and

  (h)
  the unaudited consolidated statement of operations of Viceroy Exploration Ltd. ("Viceroy") for the period from January 1, 2006 to September 30, 2006.

  The unaudited pro forma consolidated balance sheet and the unaudited pro forma consolidated statements of operations should be read in conjunction with the June 30, 2007 unaudited interim consolidated financial statements and the December 31, 2006 audited consolidated financial statements including the notes thereto, as listed above.

  The accounting policies used in preparing the pro forma financial statements are set out in Yamana's consolidated financial statements for the year ended December 31, 2006. While management believes that accounting policies of Northern Orion and recently acquired entities are consistent in all material respects, accounting policy differences may be identified upon consummation of the proposed acquisition. Management has not had the opportunity to assess the impact, if any, of Meridian accounting policy differences with those of Yamana. Accounting policy differences may be identified upon consummation of the proposed acquisition.

2.     CONVERSION OF HISTORICAL FINANCIAL STATEMENTS TO U.S. DOLLARS

  The unaudited pro forma consolidated financial statements are presented in U.S. dollars and, accordingly, Viceroy's unaudited statement of operations for the nine months ended September 30, 2006 and for the period from October 1, 2006 to October 13, 2006, and DSM's unaudited statement of operations for the three months ended March 31, 2006 were converted from Canadian dollars to U.S. dollars using the average exchange rate for each period.

  The exchange rates used for conversion to U.S. dollars from Canadian dollars are as follows:

$
As at September 18, 2007	1.0291
As at June 27, 2007	1.0705
Average for the nine months ended September 30, 2006	1.1327
Average for the period from October 1, 2006 to October 13, 2006	1.1277
Average for the three months ended March 31, 2006	1.1546

3.     ACQUISITION OF MERIDIAN

  On June 27, 2007, Yamana announced a proposal to acquire all the outstanding common shares of Meridian (the "Original Offer"). Under the Original Offer, the shareholders of Meridian were to receive 2.235 Yamana shares plus $2.94 (Cdn$3.15) in cash. Based on a volume adjusted share price of $11.39 (Cdn$12.19), determined with reference to the share price of Yamana common shares for the two days prior to, the day of, and the two days subsequent to the date of announcement, the purchase price equated to total consideration of $28.40 (Cdn$30.39) per share. On August 13, 2007, Yamana announced an amended offer (the "Second Offer") to acquire all the outstanding shares of Meridian. Under the Second Offer the shareholders of Meridian were to receive 2.235 Yamana shares plus $3.80 (Cdn$4.00) in cash. Based on a volume adjusted share price of $11.08 (Cdn$11.67) determined with reference to the share price of Yamana common shares for the three day period ended August 9, 2007, the purchase price equated to total consideration of $28.56 (Cdn$30.08) per share. On September 20, 2007, Yamana announced a further amendment to the Offer (the "Third Offer") whereby the shareholders of Meridian will receive 2.235 Yamana shares plus $6.32 (Cdn$6.50) in cash. Based on a volume adjusted share price of $12.016 (Cdn$12.37) determined with reference to the share price of Yamana common shares for the three day period ended September 18, 2007, the purchase price now equates to total consideration of $33.17 (Cdn$34.14) per share. As at June 30, 2007, there were 101,203,037 common shares of Meridian outstanding.

  The business combination, if completed, will be accounted for as a purchase transaction with Yamana as the acquirer of Meridian. Yamana is not making an offer to acquire or substitute any options outstanding to acquire common shares of Meridian ("Meridian options"). For purposes of these pro forma financial statements it has been assumed that all Meridian options are exercised prior to the closing date and that Yamana will acquire the Meridian shares issued pursuant to the exercise of the Meridian options under the Offer.

  The Company has estimated the fair value of Meridian's assets and liabilities. As Yamana has not had access to information relative to the respective fair value of Meridian's mineral property, plant and equipment, the allocation at this time is very preliminary in nature.

  The Company expects the accounting for the acquisition to result in a significant amount of goodwill. Goodwill is the excess cost of the acquired company over the sum of the amounts assigned to assets acquired less liabilities assumed. Generally accepted accounting principles in the U.S. require that goodwill not be amortized, but instead allocated to a level within the reporting entity referred to as the reporting unit and tested for impairment, at least annually. There is currently diversity in the mining industry associated with certain aspects of the accounting for business combinations and related goodwill. This diversity includes how companies define Value Beyond Proven and Probable reserves ("VBPP"), what an appropriate reporting unit is and how goodwill is allocated among reporting units. The methods of allocating goodwill have included allocations primarily to a single exploration reporting unit and allocations among individual mine reporting units depending on the relevant circumstances. We understand the industry is also evaluating other methodologies for allocating goodwill. The method of allocating goodwill will likely have an impact on the amount and timing of any future goodwill impairment, if any. Yamana has not completed its determination of the combined company's reporting units nor its method of allocating goodwill to those reporting units. The ultimate accounting for VBPP and goodwill may not be comparable to other companies within the mining industry.

  The allocation of the purchase price is based upon management's preliminary estimates and certain assumptions with respect to the fair value increment associated with the assets to be acquired and the liabilities to be assumed. The actual fair values of the assets and liabilities will be determined as of the date of acquisition and may differ materially from the amounts disclosed above in the assumed pro forma purchase price allocation because of changes in fair values of the assets and liabilities to the date of the transaction, and as further analysis (including of identifiable intangible assets, for which no amounts have been estimated and included in the preliminary amounts shown above) is completed. Consequently, the actual allocation of the purchase price will likely result in different adjustments in the unaudited pro forma consolidated statements of operations. Following completion of the transaction, the earnings of the combined company will reflect the impact of purchase accounting adjustments, including the effect of changes in the cost bases of both tangible and identifiable intangible assets and liabilities on production costs and depreciation, depletion and amortization expense.

  The fair value of the net assets of Meridian to be acquired pursuant to the Third Offer will ultimately be determined after the closing of the transaction. The Company will complete a full and detailed valuation of the Meridian assets using an independent party. Therefore, it is likely that the fair values of assets and liabilities acquired will vary from those shown below and the differences may be material.

  The preliminary purchase price allocation is subject to change and is summarized as follows:

$
Purchase of Meridian shares (226,188,788 Yamana common shares)	2,717,935
Yamana shares issuable on exercise of Meridian options (1,768,741 Yamana common shares)	21,254
Cash consideration (including cash of $4,999 payable due to exercise of Meridian options)	644,217
Estimated transaction costs	20,000

Purchase consideration	3,403,406

  The purchase price was allocated as follows:

	$	$
Net working capital acquired (including cash of $102.1 million)		213,891
Mineral property, plant and equipment
Producing	1,635,385
Non-producing	619,485	2,254,870

Other long-term assets		31,000
Long-term liabilities		(101,000)
Future income tax liability		(708,469)
Non-controlling interest		(15,300)

Net identifiable assets		1,674,992
Excess of purchase price allocated to goodwill		1,728,414

		3,403,406

  For information purposes only, using a reference date of June 27, 2007, the date of the original announcement, Yamana's share price was $12.15 (Cdn$13.02) per share, which equated to total consideration of $30.09 (Cdn$32.25) per Meridian common share.

4.     ACQUISITION OF NORTHERN ORION

  Also on June 27, 2007, Yamana announced that it had entered into a business combination arrangement to acquire all the outstanding common shares of Northern Orion. Under the proposed transaction, the shareholders of Northern Orion will receive 0.543 of a Yamana common share for each Northern Orion common share outstanding. As at June 30, 2007, there were 154,087,161 common shares of Northern Orion outstanding. The volume adjusted share price of Yamana common shares for the period of two days prior to the day of the announcement, the day of the announcement, and the two days after the date of the announcement was $11.39 (Cdn$12.19).

  The business combination, if completed, will be accounted for as a purchase transaction, with Yamana as the acquirer of Northern Orion. Yamana will also exchange all outstanding options and share purchase warrants of Northern Orion for similar securities of Yamana which, for purposes of these pro forma consolidated financial statements, have been assumed to be at an exchange ratio of 0.543 and at a price equivalent to the original price divided by 0.543. The fair value of the net assets of Northern Orion to be acquired will ultimately be determined at the closing of the transaction. Therefore, it is likely that the fair values of assets and liabilities acquired will vary from those shown below and the differences may be material.

  Yamana has estimated the fair value of Northern Orion's interest in Minera Alumbrera Ltd. at $340,000 and the fair value of Northern Orion's non-producing properties at $432,000. The remainder of the purchase price over the carrying value of the assets acquired and liabilities assumed of $421,955 has been assigned as goodwill.

  The Company expects the accounting for the acquisition to result in a significant amount of goodwill. Goodwill is the excess cost of the acquired company over the sum of the amounts assigned to assets acquired less liabilities assumed. Generally accepted accounting principles in the U.S. require that goodwill not be amortized, but instead allocated to a level within the reporting entity referred to as the reporting unit and tested for impairment, at least annually. There is currently diversity in the mining industry associated with certain aspects of the accounting for business combinations and related goodwill. This diversity includes how companies define Value Beyond Proven and Probable reserves ("VBPP"), what an appropriate reporting unit is and how goodwill is allocated among reporting units. The methods of allocating goodwill have included allocations primarily to a single exploration reporting unit and allocations among individual mine reporting units depending on the relevant circumstances. We understand the industry is also evaluating other methodologies for allocating goodwill. The method of allocating goodwill will likely have an impact on the amount and timing of any future goodwill impairment, if any. Yamana has not completed its determination of the combined company's reporting units nor its method of allocating goodwill to those reporting units. The ultimate accounting for VBPP and goodwill may not be comparable to other companies within the mining industry.

  The allocation of the purchase price is based upon management's preliminary estimates and certain assumptions with respect to the fair value increment associated with the assets to be acquired and the liabilities to be assumed. The actual fair values of the assets and liabilities will be determined as of the date of acquisition and may differ materially from the amounts disclosed above in the assumed pro forma purchase price allocation because of changes in fair values of the assets and liabilities to the date of the transaction, and as further analysis (including of identifiable intangible assets, for which no amounts have been estimated and included in the preliminary amounts shown above) is completed. Consequently, the actual allocation of the purchase price may result in different adjustments in the unaudited pro forma condensed combined statements of income. Following completion of the transaction, the earnings of the combined company will reflect the impact of purchase accounting adjustments, including the effect of changes in the cost bases of both tangible and identifiable intangible assets and liabilities on production costs and depreciation, depletion and amortization expense.

  The preliminary purchase price allocation is subject to change and is summarized as follows:

$
Purchase of Northern Orion shares (83,669,328 Yamana common shares)	952,688
Fair value of options and warrants acquired	242,918
Estimated transaction costs	17,000

Purchase consideration	1,212,606

  The purchase price was allocated as follows:

$
Net working capital acquired (including cash of $237.2 million)	237,984
Property plant and equipment, net	223
Mineral properties and other assets	432,186
Equity investment in Minera Alumbrera Ltd.	340,478
Long-term liabilities	(15,231)
Future income tax liability	(204,989)

Net identifiable assets	790,651
Excess of purchase price allocated to goodwill	421,955

1,212,606

  For information purposes only, using a reference date of June 27, 2007, the date of the original announcement, Yamana's share price was $12.15 (Cdn$13.02) per share which equates to total consideration of $6.60 (Cdn$7.07) per Northern Orion common share.

5.     RECENT ACQUISITION OF DSM AND VICEROY BY YAMANA

  (a)
  Acquisition of DSM

    On April 5, 2006, Yamana completed the acquisition of DSM which owns the Jacobina gold mine in the Bahia state of Brazil. Total consideration paid was approximately $632 million comprised of approximately 63.9 million common shares, transaction costs and substitution of issued options and share purchase warrants. Yamana exchanged all outstanding shares, options and share purchase warrants of DSM for similar securities of Yamana at an exchange ratio of 0.6 of a Yamana common share for 1 DSM common share or equivalent.

    Yamana has consolidated the results of operations from the Jacobina mine from the date of acquisition.

    The purchase price was calculated as follows:

$
Common shares issued to acquired 100% of DSM (63,746,381 Yamana common shares)	534,852
Fair value of options and warrants issued	92,658
Transaction costs	3,094
Shares issued for employee severance (174,068 common shares)	1,361

Purchase consideration	631,965

    The purchase price was allocated as follows:

$
Net working capital acquired (including cash of $18.1 million)	26,944
Property plant and equipment, net	37,792
Mineral properties and other assets	665,867
Other assets	3,548
Silicosis liability	(17,154)
Long-term liabilities	(6,954)
Future income tax liability	(133,078)

Net identifiable assets	576,965
Residual purchase price allocated to goodwill	55,000

631,965

    As a result of this acquisition, the unaudited pro forma consolidated statements of operations for the year ended December 31, 2006 have been adjusted to include operations of DSM for the three month period ended March 31, 2006.

  (b)
  Acquisition of Viceroy

    On October 14, 2006, the Company acquired approximately 95% of the outstanding common shares of Viceroy. The Company offered Viceroy shareholders 0.97 of a Yamana common share for each Viceroy common share. Subsequently, the Company commenced and completed the compulsory acquisition of the remaining Viceroy common shares not already owned at the same ratio of 0.97 of a Yamana common share for each Viceroy common share. Yamana exchanged all outstanding shares, options and share purchase warrants of Viceroy for similar securities of Yamana at an exchange ratio of 0.97 of a Yamana common share for 1 Viceroy common share or equivalent. Total consideration paid was approximately $549.1 million. Yamana has consolidated the results of operations from October 13, 2006.

    The business combination was accounted for as a purchase transaction with Yamana as acquirer of Viceroy. The preliminary purchase price allocation is subject to change and is summarized as follows:

$
Purchase of Viceroy shares (52,542,397 Yamana common shares)	509,842
Fair value of options and warrants issued	35,230
Estimated transaction costs	4,075

Purchase consideration	549,147

    The purchase price was allocated as follows:

$
Net working capital acquired	53,881
Property plant and equipment, net	1,666
Mineral properties	661,094
Other assets	2,794
Future income tax liability	(170,288)

549,147

6.     EFFECT OF TRANSACTIONS ON THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

  The pro forma consolidated financial statements incorporate the following pro forma assumptions:

  (a)
  Meridian assumptions

  (i)
  The assumption that Yamana acquires 100% of the outstanding common shares of Meridian as a result of the Third Offer. As per Note 3, this gives rise to an increase to fair value of assets and related future income tax liabilities as follows:

$
Mineral property, plant and equipment	1,956,770
Goodwill	1,728,414
Future income tax liabilities	(684,869)

3,000,315
Book value of assets	403,091

Total purchase consideration	3,403,406

    (ii)
    The assumption that all of the stock options of Meridian that were outstanding are exercised and converted into Meridian common shares for proceeds of $11,491, which are acquired by Yamana pursuant to the Third Offer;

    (iii)
    The pro forma consolidated financial statements include information from the financial statements of Meridian as at June 30, 2007 and for the six month period ended June 30, 2007 and the year ended December 31, 2006. It has been assumed that asset classifications are consistent with those used by Yamana in their presentation and that Meridian's accounting policies conform to those of Yamana;

    (iv)
    These pro forma adjustments eliminate the historical equity accounts of Meridian;

    (v)
    This pro forma adjustment reflects the issuance of 228.0 million shares of Yamana for $2,739,189 in connection with the Third Offer. This includes the shares issuable in connection with the assumed exercise of Meridian stock options;

    (vi)
    This assumption provides for the recording of expenses of the transaction totaling $20 million;

    (vii)
    This pro forma adjustment represents the estimated increase to depreciation, depletion and amortization expense (six months to June 30, 2007 — $48,400; year ended December 31, 2006 — $97,000) associated with the preliminary fair value adjustment of approximately $1.4 billion allocated to mineral property, plant and equipment. Yamana has not completed an assessment of the fair values of assets and liabilities and the related business integration plans and synergies. The ultimate purchase price allocation will include possible adjustments to the fair values of depreciable tangible assets, proven and probable reserves, reserves related to current development projects, value beyond proven and probable reserves (referred to in this document as VBPP) and intangible assets after a full review has been completed. The concept of VBPP is described in Financial Accounting Standards Board Emerging Issue Task Force Issue No. 04-3 ("EITF 04-3") and has been interpreted differently by mining companies. Our preliminary adjustment to plant, equipment and development costs, as discussed below, includes VBPP attributable to mineralized material that Yamana believes could be brought into production should market conditions warrant. Mineralized material is a mineralized body that has been delineated by appropriately spaced drilling and/or underground sampling to support reported tonnage and average grade of metals. Such a deposit may not qualify as proven and probable reserves until legal and economic feasibility are concluded based upon a comprehensive evaluation of unit costs, grade, recoveries and other material factors. Our preliminary adjustments to mineral property, plant, equipment and development costs do not include adjustments attributable to inferred mineral resources or exploration potential referred to in the EITF 04-3 Working Group Report No. 1. We intend to allocate a portion of the purchase price to all VBPP, including inferred mineral resources and exploration potential, in accordance with EITF 04-3 after performing a more thorough analysis to determine the fair value of these assets.

    The preliminary allocation of $1.4 billion to mineral property, plant, equipment and development costs is primarily based on a fair value assessment of estimated cash flows. Yamana has not completed an assessment of the fair values of assets and liabilities and the related business integration plans and synergies. The ultimate purchase price allocation will include possible adjustments to fair values of depreciable tangible assets, proven and probable reserves, reserves related to current development projects, mill and leach stockpiles, product inventories, VBPP and intangible assets after a full review has been completed.

    For the purpose of preparing the unaudited pro forma consolidated statements of operations, Yamana assumed an average estimated remaining useful life of 16 years for the El Penon Mine and 7 years for the Minera Florida Mine, which was based on an analysis of publicly available information. A one-year change in the estimated useful life would have an approximate $6 million impact on the pro forma depreciation, depletion and amortization expense on an annual basis. Additionally, for each $100 million that the final fair value of property, plant, equipment and development costs differs from the pro forma fair value, related depreciation, depletion and amortization expense would increase or decrease by approximately $7 million annually, assuming a weighted average 15-year life; and

    (viii)
    It has been assumed that Yamana drew down $650 million from existing credit facilities to finance the $644 million cash component of the acquisition of Meridian. Interest expense has been recorded in the amount of $24.4 million and $48.8 million during the six month period ended June 30, 2007 and the year ended December 31, 2006 respectively. Interest expense has been provided at 7.5%, which approximates the current rate under the facility and amortization of debt issue costs. A 1/8% change to the effective interest rate would change the interest expense by $800.

  (b)
  Northern Orion assumptions

  (i)
  The assumption that Yamana acquires 100% of the outstanding common shares of Northern Orion as a result of the transaction. As per Note 4 this gives rise to an increase to fair value of assets and related future income tax liabilities as follows:

$
Mineral properties	309,654
Investment in Minera Alumbrera Ltd. ("Alumbrera")	240,000
Goodwill	421,955
Future income tax liabilities	(181,386)

790,223
Book value of assets	422,383

Total purchase consideration	1,212,606

    (ii)
    These pro forma adjustments eliminate the historical equity accounts of Northern Orion;

    (iii)
    This pro forma adjustment reflects the issuance of 83.7 million shares of Yamana for $952,688 in connection with the Offer;

    (iv)
    The assumption that, as at June 27, 2007, 12,567,500 stock options and 56,571,850 share purchase warrants of Northern Orion were outstanding and were exchanged for 6,824,153 stock options and 30,718,515 share purchase warrants of Yamana with fair values of $35,403 and $207,515, respectively. We have assumed that all options vest immediately upon completion of the transaction;

    (v)
    The cash component of the Northern Orion acquisition is approximately $200 (Cdn$0.001 per common share of Northern Orion) and has not been reflected in these pro forma financial statements;

    (vi)
    This assumption provides for the recording of expenses of the transaction totaling $17 million; and

    (vii)
    This pro forma adjustment represents the estimated increase to amortization expense (six months to June 30, 2007 — $13,300; year ended December 31, 2006 — $30,500) associated with the preliminary fair value adjustment of approximately $240 million allocated to Alumbrera, resulting in a reduction to reported equity income. Fair value increases to non producing properties do not give rise to any pro forma earnings adjustment. Yamana has not completed an assessment of the fair values of assets and liabilities and the related business integration plans and synergies. The ultimate purchase price allocation will include possible adjustments to the fair values of Alumbrera, depreciable tangible assets, proven and probable reserves, reserves related to current development projects, value beyond proven and probable reserves and intangible assets after a full review has been completed. The concept of VBPP is described in Financial Accounting Standards Board Emerging Issue Task Force Issue No. 04-3 ("EITF 04-3") and has been interpreted differently by mining companies. Our preliminary adjustment to plant, equipment and development costs, as discussed below, includes VBPP attributable to mineralized material that Yamana believes could be brought into production should market conditions warrant. Mineralized material is a mineralized body that has been delineated by appropriately spaced drilling and/or underground sampling to support reported tonnage and average grade of metals. Such a deposit may not qualify as proven and probable reserves until legal and economic feasibility are concluded based upon a comprehensive evaluation of unit costs, grade, recoveries and other material factors. Our preliminary adjustments to property, plant, equipment and development costs do not include adjustments attributable to inferred mineral resources or exploration potential referred to in the EITF 04-3 Working Group Report No. 1. We intend to allocate a portion of the purchase price to all VBPP, including inferred mineral resources and exploration potential, in accordance with EITF 04-3 after performing a more thorough analysis to determine the fair value of these assets.

    The preliminary allocation of $240 million to Alumbrera is primarily based on a fair value assessment of estimated cash flows. Yamana has not completed an assessment of the fair values of assets and liabilities and the related business integration plans and synergies. The ultimate purchase price allocation will include possible adjustments to fair values after a full review has been completed.

    For the purpose of preparing the unaudited pro forma condensed combined statements of operations, Yamana assumed an estimated remaining useful life of 10 years for the Alumbrera Mine, which was based on an analysis of publicly available information. A one-year change in the estimated useful life would have an approximate $20 million impact on the pro forma equity accounted earnings on an annual basis. Additionally, for each $100 million that the final fair value of Alumbrera costs differs from the pro forma fair value, related equity accounted earnings would increase or decrease by approximately $10 million annually, assuming a 10-year life.

  (c)
  Viceroy and DSM assumptions

  (i)
  Including operating expenses for Viceroy for the period from October 1 to October 13, 2006;

  (ii)
  Depreciation, amortization and depletion expense

    It is assumed that the addition to mineral properties related to the excess of the purchase price over the assets acquired of DSM would be amortized on a unit-of-production basis over the proven, probable and possible reserves. In relation to DSM, the additional amortization for year ended December 31, 2006 would be $2,371; and

    (iii)
    Tax effect

    The tax effect of the additional mineral property amortization of DSM above for the year ended December 31, 2006 would be a pro forma recovery of $806.

  (d)
  Other assumptions

  (i)
  Transaction costs of Northern Orion, estimated to be in the amount of $20 million, have been given effect in these pro forma financial statements. Yamana has no knowledge of the costs incurred by Meridian with respect to this transaction; and

  (ii)
  The pro forma balance sheet reflects adjustments for future income taxes based on temporary differences between assigned values of assets and liabilities acquired and of estimated tax basis (Meridian — $684,869 and Northern Orion — $181,386). Adjustments to the pro forma statements of operations have an associated tax effect when it is appropriate. All tax effects have been calculated with reference to the statutory rate in effect during the current periods for which a statement of operations is provided.

7.     YAMANA SHARES OUTSTANDING AND LOSS PER SHARE

  The average number of shares used in the computation of pro forma basic and diluted earnings (loss) per share has been determined as follows:

	June 30, 2007	December 31, 2006
Basic
Weighted average shares outstanding for the period	353,611,000	276,617,000
Issued to acquire Viceroy	—	41,742,000
Issued to acquire DSM	—	16,822,000

Weighted average pro forma shares of Yamana	353,611,000	335,181,000
Issued to acquire Meridian	227,957,530	227,911,395

	581,568,530	563,092,395
Issued to acquire Northern Orion	83,669,330	83,669,330

Pro forma basic weighted average shares of Yamana	665,237,860	646,761,725

	June 30, 2007	December 31, 2006
Diluted
Weighted average pro forma shares of Yamana	353,611,000	335,181,000
Issued to acquire Meridian	227,957,530	227,911,395
Dilutive effect of Yamana options and warrants	13,297,000	11,967,500

	594,865,530	575,059,895
Issued to acquire Northern Orion	83,669,330	83,669,330
Dilutive effect of Northern Orion options and warrants	18,414,423	18,414,423

Pro forma diluted weighted average shares of Yamana	696,949,283	677,143,648

8.     DIFFERENCES IN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES BETWEEN CANADA AND THE UNITED STATES OF AMERICA

  These pro forma consolidated financial statements have been prepared in accordance with Canadian GAAP. The pro forma financial statements prepared in accordance with US GAAP as at December 31, 2006 and for the year then ended are summarized as follows:

  Pro forma consolidated balance sheet in accordance with US GAAP

	Yamana Gold Inc.	Meridian Gold Inc.	Northern Orion Resources Inc.	Pro forma adjustments	Yamana consolidated pro forma
	$	$	$	$	$
	(As reported)	(As reported)	(As reported)
Assets
Current assets
Cash and cash equivalents	69,680	92,800	178,956	(2,726)	338,710
Short term investments	—	84,000	—	—	84,000
Restricted cash	—	13,800	—	—	13,800
Accounts receivable, advances and deposits	30,280	6,200	144	—	36,624
Inventory	51,216	7,000	—	—	58,216
Other current assets	2,248	16,200	1,460	—	19,908

	153,424	220,000	180,560	(2,726)	551,258
Assets under construction	224,650	—	—	—	224,650
Mineral properties and property, plant and equipment	1,583,490	276,100	34,037	2,452,661	4,346,288
Other assets	122,641	31,900	360	—	154,901
Goodwill	55,000	—	—	2,200,318	2,255,318
Equity investment in Minera Alumbrera Ltd.	—	—	128,914	211,564	340,478

	2,139,205	528,000	343,871	4,861,817	7,872,893

Liabilities
Current liabilities	100,461	45,500	3,106	37,000	186,067
Long-term liabilities
Asset retirement obligations	18,720	—	1,155	—	19,875
Future income tax liabilities	325,450	17,600	—	912,406	1,255,456
Long-term liabilities	17,049	104,000	—	650,000	771,049
Royalty and net proceeds interest payable	—	—	12,826	—	12,826

	461,680	167,100	17,087	1,599,406	2,245,273

Non-controlling interest	—	15,300	—	—	15,300

Shareholders' equity
Capital stock
Common stock	1,619,850	402,000	288,682	3,001,195	5,311,727
Shares to be issued	42,492	—	—	—	42,492
Warrants	—	—	11,926	195,589	207,515
Additional paid-in capital including contributed surplus	129,215	7,000	12,434	15,969	164,618
Accumulated other comprehensive income	(4,632)	53,500	2,029	(55,529)	(4,632)
(Deficit) surplus	(109,400)	(116,900)	11,713	105,187	(109,400)

	1,677,525	345,600	326,784	3,262,411	5,612,320

	2,139,205	528,000	343,871	4,861,817	7,872,893

  Pro forma results of operations for the year ended December 31, 2006 in accordance with US GAAP

$
Net loss (income) as reported under US GAAP as per 2006 consolidated financial statements
Yamana net loss	(88,072)
Meridian net income	49,200
Northern Orion net income	73,171
DSM net loss for the three months ended March 31, 2006 in accordance with US GAAP	(12,993)
Viceroy net loss from January 1, 2006 to October 13, 2006 in accordance with US GAAP	(27,894)
Interest expense on credit facilities (Note 6 (a)(viii))	(48,750)
Additional depletion expense on mineral properties, and property, plant and equipment	(97,000)
Additional amortization expense on equity investment in Minera Alumbrera Ltd.	(30,500)
Income tax impact of the above adjustments	61,708

Pro forma net loss — US GAAP	(121,130)

Other comprehensive (loss) income
Unrealized loss on available-for-sale securities	(3,907)
Future employee benefits	(1,000)
Foreign currency translation adjustments	(100)

Pro forma comprehensive loss	(126,137)

Loss per share — basic	(0.19)
Comprehensive loss per share — basic	(0.20)

  The pro forma financial information can be reconciled as follows:

As at December 31, 2006
$
Total pro forma assets
Under Canadian GAAP	7,914,844
Exploration costs capitalized for Canadian GAAP	(40,630)
Unrealized loss on investments	(4,526)
Additional depletion charges	(7,404)
Future income taxes	10,609

Under US GAAP	7,872,893

Total pro forma liabilities
Under Canadian GAAP	2,248,195
Future income taxes	(2,922)

Under US GAAP	2,245,273

Pro forma non-controlling interest under Canadian and US GAAP	15,300

Total pro forma shareholders' equity
Under Canadian GAAP	5,651,349
Adjustments to mineral property costs	(34,503)
Net unrealized loss on investment	(4,526)

Under US GAAP	5,612,320

Year ended December 31, 2006
$
Loss on a pro forma basis under Canadian GAAP	(68,053)
Write-off of deferred mineral property costs	(57,212)
Adjustment for depreciation, amortization and depletion	(5,882)
Pre-operating costs	1,478
Other	(70)
Tax effect of reconciling items	8,609

Net loss on a pro forma basis under US GAAP	(121,130)

  If the transaction with Northern Orion is not completed, the pro forma net loss in accordance with US GAAP would be approximately $173,001.

  Significant differences between Canadian GAAP pro forma information and US GAAP pro forma information reflect the undernoted.

  (i)
  Mineral properties — exploration costs and depletion

    Under Canadian GAAP, resource property acquisition costs and exploration costs may be deferred and amortized to the extent they meet certain criteria. Capitalized costs under Canadian GAAP are amortized on a unit-of-production basis based on proven, probable and possible reserves.

    Under US GAAP, exploration costs must be expensed as incurred unless the resource properties have proven and probable reserves at which time costs incurred to bring the mine into production are capitalized as development costs. Capitalized costs are then amortized on a unit-of-production basis based on proven and probable reserves. An additional depletion and exploration expense is required to be recognized under US GAAP.

  (ii)
  Pre-operating costs

    US GAAP requires pre-operating costs to be expensed as incurred. Canadian GAAP allows pre-operating costs to be capitalized until commercial production is established.

  (iii)
  Investments

    Under US GAAP, items such as unrealized gains and losses on investments classified as available for sale are required to be shown separately in the derivation of comprehensive income. Under US GAAP, investments classified as available for sale are carried at the quoted market values. Under Canadian GAAP, gains and losses on marketable equity securities are noted in the footnotes and recognized in the statement of operations only when the investment is sold.

  (iv)
  Comprehensive loss

    In May 1993, the FASB issued SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities ("SFAS No. 115"). Under SFAS No. 115, management determines the appropriate classification of investments in debt and equity securities at the time of purchase and re-evaluates such designation as of each balance sheet date. Under SFAS No. 115, equity securities and long-term investments are classified as available-for-sale securities and accordingly, the Company is required to include the net unrealized holding gain or loss on these securities in other comprehensive income. SFAS No. 130, Reporting Comprehensive Income, establishes standards for the reporting and display of comprehensive income and its components (revenue, expenses, gains and losses) in a full set of general purpose financial statements.

  (v)
  Pension costs

    In September 2006, the FASB issued FAS 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, which requires the recognition in the Company's financial statements the funding status of a benefit plan and that the plan assets and benefit obligations be measured as of the date of the employer's fiscal year-end statement of financial position. Under FAS 158 the Company is required to recognize unamortized actuarial gains and losses, prior service cost and remaining transitional amounts not recognized under Canadian GAAP, with the offset to comprehensive income.

  Management has not provided a reconciliation to US GAAP for the financial position at June 30, 2007 and the results of operations for the six month period ended June 30, 2007. The information required to complete the reconciliation is not available. In the opinion of management, the material variation in accounting principles, practices and methods at June 30, 2007 and for the six month period then ended would be consistent with those disclosed with respect to December 31, 2006. In addition, Yamana, Northern Orion and Meridian were required to adopt FIN No. 48, Accounting for Uncertainty in Tax Positions, an Interpretation of FASB Statement No. 109, with effect from January 1, 2007. Management cannot determine if adoption of FIN No. 48 will give rise to a significant or material Canadian-United States GAAP difference due to limited access to information as at the time of preparation of these pro forma financial statements.

9.     SUPPLEMENTARY INFORMATION

  (a)
  Book value per share(1)

	Yamana and Meridian		Yamana, Meridian and Northern Orion
In accordance with:	June 30, 2007	December 31, 2006	June 30, 2007	December 31, 2006
	$	$	$	$
Canadian GAAP	4.78	N/A	5.34	N/A
US GAAP	N/A	4.56	N/A	5.12

    (1)
    Calculated based on common shares outstanding at the respective dates. Book value is determined by deducting total liabilities from total tangible assets.

  (b)
  Ratio of earnings to fixed charges

	Yamana and Meridian		Yamana, Meridian and Northern Orion
In accordance with:	June 30, 2007	December 31, 2006	June 30, 2007	December 31, 2006
Canadian GAAP
Ratio	5.17	—	5.97	—
Deficiency	—	($170,031)	—	($111,750)
US GAAP
Ratio	N/A	—	N/A	—
Deficiency	N/A	($217,009)	N/A	($176,338)

YAMANA GOLD INC.

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS OF YAMANA GOLD INC.

Adjusted for recent acquisitions
Year ended December 31, 2006
(Unaudited)
(Expressed in thousands of U.S. dollars)

Schedule 1

	Yamana Gold Inc.	Desert Sun Mining Corp.	Viceroy Exploration Ltd.	Pro forma adjustments	Pro forma Yamana Gold Inc.
	$	$	$	$	$
		(3 months) (Schedule 2)	(9 months) (Schedule 3)	(Note 6 (c))
Sales	169,206	9,486	—	—	178,692

Cost of sales	(100,004)	(6,126)	—	—	(106,130)
Depreciation, amortization and depletion	(33,510)	(1,403)	(30)	(2,377)	(37,320)
Accretion of asset retirement obligation	(636)	—	—	—	(636)

Mine operating earnings (loss)	35,056	1,957	(30)	(2,377)	34,606
Corporate administration	(24,350)	(1,995)	(1,693)	(568)	(28,606)
Take-over bid expenses	—	—	(1,230)	(2,824)	(4,054)
Foreign exchange gain (loss)	343	4,884	(20)	9	5,216
Loss on impairment of mineral properties	(3,675)	—	—	—	(3,675)
Stock-based compensation	(41,099)	(1,542)	(2,401)	—	(45,042)

Operating (loss) earnings	(33,725)	3,304	(5,374)	(5,760)	(41,555)
Investment and other business income	5,328	245	1,638	212	7,423
Interest expense	(28,846)	(89)	—	—	(28,935)
Unrealized loss on commodity contracts	(35,773)	—	—	—	(35,773)
Loss arising from assets sold	(2,186)	—	—	—	(2,186)
Write-off of other receivables and other business loss	—	(12,299)	—	—	(12,299)

Loss before income taxes	(95,202)	(8,839)	(3,736)	(5,548)	(113,325)
Income tax recovery	25,039	96	—	806	25,941

Net loss	(70,163)	(8,743)	(3,736)	(4,742)	(87,384)

YAMANA GOLD INC.

STATEMENT OF OPERATIONS OF DESERT SUN MINING CORP.

Three month period ended March 31, 2006
(Expressed in thousands of dollars)

Schedule 2

	As reported Cdn$	US$
		(Note 2)
Sales	10,953	9,486

Cost of sales	(7,074)	(6,126)
Depreciation, amortization and depletion	(1,620)	(1,403)

Mine operating earnings	2,259	1,957
Corporate administration	(2,304)	(1,995)
Foreign exchange gain	5,639	4,884
Stock-based compensation	(1,780)	(1,542)

Operating earnings	3,814	3,304

Investment and other business income	283	245
Interest expense	(103)	(89)
Write-off of other receivables and other business loss	(14,201)	(12,299)

Loss before income taxes	(10,207)	(8,839)
Income tax recovery	111	96

Net loss	(10,096)	(8,743)

YAMANA GOLD INC.

STATEMENT OF OPERATIONS OF VICEROY EXPLORATION LTD.

Nine month period ended September 30, 2006
(Unaudited)
(Expressed in thousands of dollars)

Schedule 3

	As reported Cdn$	US$
		(Note 2)
Depreciation, amortization and depletion	(33)	(30)

Corporate administration	(1,918)	(1,693)
Take-over bid expenses	(1,394)	(1,230)
Foreign exchange loss	(23)	(20)
Stock-based compensation	(2,720)	(2,401)

Operating loss	(6,088)	(5,374)
Investment and other business income	1,856	1,638

Net loss for the period	(4,232)	(3,736)

Any questions and requests for assistance may be directed to
Kingsdale Shareholder Services Inc., Innisfree M&A Incorporated and the Dealer Managers for the Offer
at the telephone numbers and locations set out below:

The Exchange Tower 130 King Street West, Suite 2950, P.O. Box 361 Toronto, Ontario M5X 1E2	INNISFREE M&A INCORPORATED 501 Madison Avenue, 20th Floor New York, New York 10022

North American Toll Free Phone:
1-866-879-7644
 Email: contactus@kingsdaleshareholder.com
Facsimile: 416-867-2271
Toll Free Facsimile: 1-866-545-5580
Outside North America, Banks and Brokers
Call Collect: 416-867-2272	Noth American Toll Free Phone: 1-888-750-5834 Outside North America, Banks and Brokers Call Collect: 212-750-5833

The Dealer Managers for the Offer May be Contacted at
the Following Telephone Numbers and Location:

In Canada:	In the United States:

Genuity Capital Markets Scotia Plaza, Suite 4900 40 King Street West, PO Box 1007 Toronto, ON M5H 3Y2	Genuity Capital Markets USA Corp. 717 Fifth Avenue, Suite 1403 New York, New York 10022
Telephone: 416-603-6000 Toll Free: 877-603-6001 Fax: 416-603-3099	Telephone: 212-644-0001 Fax: 212-644-1341

Canaccord Capital Corporation BCE PLACE 161 Bay Street, Suite 2900 P.O. Box 516 Toronto, ON Canada M5J 2S1 Telephone: 416-869-7368 Toll Free (Canada): 1-800-382-9280 Toll Free (US): 1-800-896-1058	Canaccord Adams Inc. 99 High Street, Suite 1200 Boston, MA 02110 United States Telephone: 617-371-3900 Toll Free: 1-800-225-6201 Fax: 617-371-3798

QuickLinks

NOTICE TO SHAREHOLDERS IN THE UNITED STATES
NOTICE TO SHAREHOLDERS IN THE UNITED KINGDOM
STATEMENTS REGARDING FORWARD-LOOKING INFORMATION
INFORMATION CONCERNING MERIDIAN
INFORMATION CONCERNING NORTHERN ORION
NOTICE TO HOLDERS OF OPTIONS
REPORTING CURRENCIES AND ACCOUNTING PRINCIPLES
NOTE CONCERNING MINERAL RESOURCE CALCULATIONS
EXCHANGE RATES
NOTICE OF VARIATION AND EXTENSION
"Summary of Pro Forma Consolidated Financial Information of Yamana (in thousands of US dollars except for per share information)
AUDITORS' CONSENTS
APPROVAL AND CERTIFICATE OF YAMANA GOLD INC.
SCHEDULE "A" TABLE OF CONTENTS
YAMANA GOLD INC. PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS Six month period ended June 30, 2007 (Unaudited) (Expressed in thousands of U.S. dollars except per share amounts)
YAMANA GOLD INC. PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS Year ended December 31, 2006 (Unaudited) (Expressed in thousands of U.S. dollars except per share amounts)
YAMANA GOLD INC. PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS OF YAMANA GOLD INC. Adjusted for recent acquisitions Year ended December 31, 2006 (Unaudited) (Expressed in thousands of U.S. dollars) Schedule 1
YAMANA GOLD INC. STATEMENT OF OPERATIONS OF DESERT SUN MINING CORP. Three month period ended March 31, 2006 (Expressed in thousands of dollars) Schedule 2
YAMANA GOLD INC. STATEMENT OF OPERATIONS OF VICEROY EXPLORATION LTD. Nine month period ended September 30, 2006 (Unaudited) (Expressed in thousands of dollars) Schedule 3